UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Hillenbrand, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On February 1, 2022, Hillenbrand, Inc. (the “Company”) first made publicly available the chart and accompanying information below in order to provide additional information on the performance of the Company’s common stock for the period from September 30, 2016 to September 30, 2021 as a supplement to its Annual Report that accompanied the proxy statement for its 2022 Annual Meeting of shareholders. A copy of this document is being made available to shareholders of the Company through public disclosure.

Stock Performance Graph

The following graph shows a comparison from September 30, 2016 through September 30, 2021 of the cumulative total return for our common stock, the S&P 500 Total Return Stock Index, and the S&P 600 Total Return Small Cap Stock Index. The graph assumes that $100 was invested at the market close on September 30, 2016 in the common stock of Hillenbrand, Inc., the S&P 500 Total Return Stock Index, and the S&P 600 Total Return Small Cap Stock Index, and data for each assumes reinvestments of dividends. The stock price performance of the following graph is not necessarily indicative of future stock price performance.